Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

Contacts:
Media:	Investors:

Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications 910-254-7340	Senior Vice President, Corporate Finance 910-254-7690

aaiPharma Announces FDA Approval of M.V.I. Adult™ (Multi-Vitamin Infusion),
Pharmacy Bulk Package

Wilmington, N.C., February 19, 2004 — aaiPharma Inc. (NASDAQ: AAII) announced today that the Company has received approval by the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for M.V.I. Adult™ (Multi-Vitamin Infusion), Pharmacy Bulk Package. (The Company previously reported the FDA’s approval of a related NDA, regarding the single-dose and univial presentations of M.V.I. Adult™, on January 30, 2004.)

“We are very pleased with the approval of both NDAs for M.V.I. Adult™. With these product approvals, aaiPharma will now be able to offer the most comprehensive, reformulated, low aluminum, infusion multivitamin product line to the market,” commented Dr. Philip S. Tabbiner, President and CEO of aaiPharma. “With this approval, the conditions for the contingent payment due to AstraZeneca have been met and, as previously guided in the event that these conditions were met, the Company will make a third quarter payment of $31.5 million as the remainder of the purchase price for M.V.I.®.”

About aaiPharma

aaiPharma Inc. is a leading, science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing well-known, branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the quoted statement by Dr. Tabbiner with respect to future payments and product line offerings. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining the commercial and medical attractiveness of the Company’s present and planned products (including, without limitation, the presentations of M.V.I. Adult™) in light of sales of competitive or generic products; regulatory decisions by the FDA and other agencies regulating the Company; and the Company’s ability to successfully acquire, finance, conduct successful research on, develop, improve, obtain timely regulatory approval for, launch, extend product life cycles of, and sell, on a commercially profitable basis, pharmaceutical products; to obtain, use, enforce, defend and license valid and commercially valuable patents, including, without limitation, in the Company’s patent litigation; to obtain and enforce existing and future contracts; to defend against pending and future litigation claims, including, without limitation, securities class action litigation claims; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its exhibits; its Forms 10-Q filed on May 15, 2003, August 14, 2003 (including its Exhibit 99.1) and November 14, 2003, its Form 8-Ks; and its other periodic filings.

M.V.I. Adult™ is a trademark, and M.V.I.® is a registered trademark, of aaiPharma LLC

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